INTERPOOL LIMITED,
as SERVICER

AND

INTERPOOL CONTAINER FUNDING, SRL,
as PURCHASER

THIRD AMENDED AND RESTATED SERVICING AGREEMENT

DATED AS OF MARCH 15, 2005

ALL RIGHTS, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF INTERPOOL CONTAINER FUNDING, SRL HAVE BEEN ASSIGNED TO AND ARE SUBJECT TO AN AMENDED AND RESTATED SECURITY INTEREST IN FAVOR OF FORTIS BANK (NEDERLAND) N.V., AS AGENT UNDER A THIRD AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MARCH 15, 2005, AS AMENDED, RESTATED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME.

TABLE OF CONTENTS

Page

RECITALS	1

AGREEMENTS	2

SECTION 1.	DEFINITIONS	2
1.01	Capitalized Terms	2
1.02	General Interpretive Principles	4

SECTION 2.	REPRESENTATIONS AND WARRANTIES	4
2.01	Representations and Warranties of Servicer	4

SECTION 3.	ADMINISTRATION OF LEASES AND CONTAINERS	7
3.01 3.02 3.03 3.04 3.05 3.06 3.07 3.08 3.09	Servicer to Act
Lease Amendments and Modifications
Lease Defaults: Remarketing; Residual Proceeds
Costs of Servicing: Servicing Fee
Other Transactions
Collection of Moneys
Resignation and Removal of Servicer
Possession of Stamping Leases
Insurance	7 11 11 12 14 14 14 15 15

SECTION 4.	SERVICER INDEMNIFICATION PAYMENTS; LOCKBOX	16
4.01 4.02 4.03 4.04 4.05	Indemnification Limitation on Liability of the Servicer Receipt of Lease Income Lockboxes; Gross Lease Revenues Servicer Advances	16 16 16 17 17

SECTION 5.	REPORTS AND OTHER INFORMATION TO BE PROVIDED BY SERVICER	18
5.01 5.02 5.03	Monthly Reports and other Requested Information Independent Certified Public Accountant's Report Officer's Certificates	18 18 19

SECTION 6.	COVENANTS OF THE SERVICER	19
6.01 6.02 6.03 6.04 6.05 6.06 6.07 6.08 6.09 6.10 6.11 6.12 6.13 6.14 6.15 6.16 6.17 6.18	Corporate Existence of the Servicer; Merger and Sale of Assets
Covenants with Respect to Leases and Containers
Purchase of Leases by Servicer Upon Breach of Covenants
Financial and Business Information
Bankruptcy Petition Against the Purchaser
Inspection and Audit Inspections
Servicer Records
Insurance
Limitation on Liability of the Servicer and Others
Limitation on CAI as Subservicer
Restrictions on Liens on Computer Systems
Additional Financial Covenants
Required Information Systems
Notice of CAI Pooling Agreements
Monitoring and Enforcing CAI Agreement
Special Provisions
Delivery of Tape
Amendment to or Waiver of Lockbox Agreement and Intercreditor and Lockbox Administration Agreement	19 20 21 21 21 21 22 22 22 22 22 23 23 23 23 23 24

SECTION 7.	SERVICER DEFAULT	24
7.01 7.02 7.03 7.04 7.05 7.06	Servicer Default Termination Waiver of Servicer Default Servicer to Cooperate Notification to Lenders Remedies Not Exclusive	24 29 31 31 32 32

SECTION 8.	ASSIGNMENT	32
8.01 8.02 8.03	Assignment to Agent Assignment by Servicer Power of Attorney	32 32 32

SECTION 9.	MISCELLANEOUS	32
9.01 9.02 9.03 9.04 9.05 9.06 9.07 9.08 9.09 9.10 9.11 9.12 9.13 9.14 9.15 9.16 9.17 9.18 9.19 9.20 9.21 9.22	Continuing Obligations
Governing Law
Successors and Assigns
Modification
Notices
Third Party Beneficiaries
Waivers
Costs and Expenses
Survival of Representations
Headings and Cross-References
Independence of Covenants
No Adverse Interpretation of Other Agreements
Statements Required in Servicer's Certificate
Service of Process and Jurisdiction
WAIVER OF IMMUNITY
Currency
Counterparts
Merger
Severability
Language of Notices and Documentation
WAIVER OF JURY TRIAL
NO NOVATION	32 33 33 33 33 33 33 33 33 34 34 34 34 34 36 36 37 37 37 37 37 37

Exhibit A - Form of Asset Base Certificate

Exhibit B - Form of Servicer Report

Exhibit C - [Reserved]

Exhibit D - Summary of Agreed Upon Procedures

Exhibit E - Listing of Lockboxes and Lockbox Banks

Exhibit F - Copy of PNC Lockbox Agreement

Exhibit G - Copy of CAI Agreement

Exhibit H - Form of Confidentiality Agreement

THIRD AMENDED AND RESTATED SERVICING AGREEMENT

           This Third Amended and Restated Servicing Agreement (as amended, modified or supplement from time to time in accordance with the terms hereof, the "Agreement"), dated as of March 15, 2005, is between and among INTERPOOL LIMITED, a company organized under the laws of Barbados, as servicer (in such capacity, together with its successors and permitted assigns, the "Servicer") and INTERPOOL CONTAINER FUNDING, SRL, a society with restricted liability organized and existing under the Societies with Restricted Liabilities Act, 1995-7 of Barbados (together with its successors and permitted assigns, the "Purchaser").

RECITALS

           WHEREAS, the Servicer and the Purchaser have previously entered into the Servicing Agreement (as amended, modified or supplemented prior to prior to November 1, 2004, the "Original Servicing Agreement"), dated as of March 5, 2004;

           WHEREAS, the Servicer and the Purchaser have previously entered into the Amended and Restated Servicing Agreement, dated as of November 1, 2004 (the "Restatement Date") (such agreement as amended, modified or supplemented, the "Amended and Restated Servicing Agreement");

           WHEREAS, the Servicer and the Purchaser have previously amended and restated the Second Amended and Restated Servicing Agreement in its entirety as of January 25, 2005 (the "Second Restatement Date") (such agreement as amended, modified or supplemented, the "Second Amended and Restated Servicing Agreement");

           WHEREAS, in connection with this amendment and restatement, the Purchaser and others are entering into the Third Amended and Restated Credit Agreement, dated as of March 15, 2005 (as amended, modified or supplemented from time to time, the "Credit Agreement"), among the Purchaser, Interpool, Inc., Fortis Bank (Nederland) N.V., as agent (the "Agent") and the lenders named therein, pursuant to which the Purchaser will obtain additional commitments to make revolving credit loans in the maximum principal amount set forth in the Credit Agreement;

           WHEREAS, the Servicer and the Purchaser wish to amend and restate the Second Amended and Restated Servicing Agreement as of March 15, 2005 (the "Third Restatement Date") in order to incorporate certain conforming changes in connection with the aforementioned restatement of the Credit Agreement;

           WHEREAS, in consideration for the servicing fee set forth herein, the Servicer agrees to amend and restate as of the Third Restatement Date its obligations with respect to the Leases and the Containers pledged as collateral for the loans to be made pursuant to the terms of the Credit Agreement;

           NOW, THEREFORE, this Agreement witnesseth for and in consideration of the premises and the promises contained herein, it is mutually covenanted and agreed, for the benefit of the Lenders, as follows:

AGREEMENTS

SECTION 1. DEFINITIONS.

           1.01 Capitalized Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement. In addition, the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the defined terms):

           "Aggregate Net Revenue" shall have the meaning set forth in the CAI Agreement and, in any event, shall include (i) any amounts payable by CAI to the Purchaser during any deferral period in accordance with the provisions of Section 2.03 of the CAI Agreement and (ii) any reversal of reserves for bad debts made by CAI to the extent that any charge for bad debt expense was included in the determination of "Operating Expenses Allocable to Owner's Container" (as defined in the CAI Agreement) in a prior Collection Period.

           "Asset Base Certificate" means a report substantially in the form of Exhibit A hereto.

           "CAI Termination Notice" shall have the meaning set forth in Section 7.02(a) hereof.

           "Capital Improvement" shall have the meaning set forth in the Contribution and Sale Agreement.

           "Consolidated" shall have the meaning set forth in the Credit Agreement.

           "Container Management System" shall have the meaning set forth in Section 6.11.

           "Contingency Insurance" shall have the meaning set forth in Section 3.09(b) hereof.

           "Contract Payment" shall have the meaning set forth in the Credit Agreement.

           "Default Insurance Policy" means a physical damage, recovery repatriation and loss of revenue insurance policy maintained by, or on behalf of, the Servicer with respect to the Fleet.

           "Determination Date" means the third Business Day immediately preceding a Payment Date.

           "Financing Statement" means a document duly signed (to the extent that a signature is required) and in proper form under applicable law to perfect the security interest of the secured party named therein in the personal property described therein, which is filed in the appropriate and necessary filing offices in the applicable jurisdiction.

           "Fleet" means all containers owned by, or under the management of, the Servicer.

           "Gross Lease Revenues" means, with respect to the Containers, all of the following: (i) all payments (without reduction for expenses or costs), calculated on a cash basis, received in connection with the ownership, use and/or operation of a container, including, but not limited to, rental, handling, location, revenue, damage protection, interchange fees and other rental-related charges arising from leasing of such container, including, without limitation, any Aggregate Net Revenues received with respect to the Containers, (ii) all casualty proceeds, indemnification proceeds and Sales Proceeds specifically relating to the Containers and (iii) all other earnings, payments and monies whatsoever payable to the Purchaser or to which the Purchaser is at any time entitled by law or contract, in respect of such Container.

           "Indemnified Party" shall have the meaning set forth in Section 4.01 hereof.

           "Independent Accountant" shall have the meaning set forth in the Credit Agreement.

           "Interpool" means Interpool, Inc., a corporation organized under the laws of the State of Delaware, and its successors and assigns.

           "Interpool Leases" has the meaning set forth in Section 3.01(k) hereof.

           "Interpool Managed Leases" has the meaning set forth in Section 3.01(k) hereof.

           "Lockbox" means the post office box into which all checks representing rental and other collections on the Fleet are deposited.

           "Lockbox Account" means each bank account into which are deposited (i) collections received in the Lockbox and (ii) wire transfer payments from Lessees.

           "Lockbox Bank" means each financial institution that maintains a Lockbox Account.

           "Low Cost Acceptable Provider" shall have the meaning set forth in Section 7.02(d) hereof.

           "Nonrecoverable Advance" means any Servicer Advance previously made by the Servicer in respect of a delinquent Contract Payment or Lease Proceeds pursuant to the terms of this Agreement, which in the good faith and reasonable commercial judgment of the Servicer and pursuant to an officer's certificate of the Servicer, will ultimately not be recoverable by the Servicer from payments made by the related Lessee.

           "Process Agent" means the Person appointed by Servicer to serve in such capacity for the purposes set forth in Section 9.14 hereof.

           "Qualified Successor" means any company that has a container fleet under management and/or operation (without giving effect to the Containers) of at least 350,000 TEUs.

           "Residual Proceeds" means with respect to any Lease or Container, the net proceeds from the sale, re-lease or other disposition of the Container upon the expiration, or earlier termination, of the term of such Lease.

           "Residual Value" means, with respect to a Container, the aggregate amount expected to be realized from the sale or re-lease of such Container upon the expiration or earlier termination of the related Lease.

           "Sales Proceeds" means the proceeds of all Containers that are being sold by Interpool Limited in line with their ordinary course of business.

           "Servicer Advance" means an advance of funds made by the Servicer to the Purchaser pursuant to the provisions of Section 4.05 hereof.

           "Servicer Default" means the occurrence or existence of any of the events or conditions set forth in Section 7.01 hereof.

           "Servicing Fee" shall have the meaning set forth in Section 3.04(b) hereof.

           "Servicing Standard" shall have the meaning set forth in Section 3.01(b) hereof.

           "TEU" means a twenty-foot equivalent unit.

          1.02 General Interpretive Principles. For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

          (c) references herein to "Articles", "Sections", "Subsections", "paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

          (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

          (e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

          (g) unless otherwise stated in this Agreement in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" means "to but excluding".

           SECTION 2. REPRESENTATIONS AND WARRANTIES.

           2.01 Representations and Warranties of Servicer. The Servicer hereby makes the following representations and warranties for the benefit of the Agent, the Lenders and the Purchaser. Such representations and warranties are made as of the Third Restatement Date, unless an earlier date is specified therein.

          (a) Organization and Good Standing. The Servicer is a corporation duly organized, validly existing and in compliance under the laws of Barbados, with corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement and any other Loan Document to which it is a party.

          (b) Due Qualification. The Servicer is qualified as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business and has obtained all necessary licenses, permits, franchises and approvals as required under applicable law, in each case, where the failure to obtain such licenses, permits, franchises or approvals, could reasonably be expected to adversely affect the ability of the Servicer to perform its obligations under and comply with the terms of this Agreement or any other Loan Document to which it is a party.

          (c) Power and Authority. The Servicer has the corporate power and authority to execute and deliver this Agreement and any other Loan Document to which it is a party and to carry out their terms; the execution, delivery, and performance of this Agreement and any other Loan Document to which it is a party has been duly authorized by the Servicer by all necessary corporate action and this Agreement and any other Loan Document to which it is a party have been duly executed and delivered by the Servicer.

          (d) Due Execution and Delivery. This Agreement and each of the other Loan Document to which it is a party have been duly executed and delivered on behalf of the Servicer.

          (e) Valid Assignment; Binding Obligations. This Agreement and each other Loan Document to which it is a party, when duly executed and delivered by the other parties thereto, will constitute a legal, valid, and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms subject, as to enforceability, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (f) No Violation. The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Loan Documents to which it is a party will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the charter documents or bye-laws of the Servicer, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than the Liens created pursuant to the Loan Documents, or violate any law or any order, rule, or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over the Servicer or any of its properties.

          (g) No Proceedings or Injunctions. There are (i) no proceedings or investigations pending, or, to the knowledge of the Servicer, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Loan Document to which it is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Loan Document to which it is a party, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any other Loan Document to which it is a party and (ii) no injunctions, writs, restraining orders or other orders in effect against the Servicer that would adversely affect its ability to perform under this Agreement or any other Loan Document to which it is a party.

          (h) Compliance with Law. The Servicer is not in violation of (A) any laws, ordinances, governmental rules or regulations, the violation of which could reasonably be expected to materially adversely affect the ability of the Servicer to perform its obligations under this Agreement or any other Loan Document to which it is a party, or (B) any court order to which it is subject or by which it is bound; and

          (i) Insolvency. The Servicer is not insolvent under any Insolvency Law and will not be rendered insolvent by the transactions contemplated by this Agreement; the Servicer is paying its debts as they become due and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

          (j) Servicer Default. No event or condition which, with the giving of notice or passage of time or both, would become a Servicer Default has occurred and is continuing as of the Third Restatement Date.

          (k) All Representations and Warranties True. All representations and warranties made by the Servicer in any certificate or other document delivered on the Third Restatement Date including all representations and warranties made to each of Moore & Van Allen PLLC and Lex Caribbean in support of their opinion and each of the factual assumptions contained in such opinions to the extent compliance with such assumptions is in the control of the Servicer, are true and correct in all material respects.

          (l) Approvals. All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by the Servicer or, to the knowledge of the Servicer, by any other party in connection with the execution and delivery of this Agreement or any other Loan Document to which it is a party have been or will be taken or obtained on or prior to the Third Restatement Date.

          (m) Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on the part of the Servicer in connection with the execution and delivery of this Agreement.

          (n) Investment Company. The Servicer is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (o) Substantive Consolidation. The Servicer is operated such that the Purchaser would not be substantively consolidated in the bankruptcy estate of the Servicer and its separate existence disregarded in the event of the bankruptcy of the Servicer under any applicable Insolvency Law.

          (p) Lockboxes and Payment Instructions. The names and addresses of all the banks, together with the account numbers of the accounts at such banks (and all related lockboxes and post office boxes), into which rental payment on all of the Leases are paid are set forth on Exhibit E hereto; such banks, accounts, lockboxes and post office boxes constitute all of the Lockbox Accounts and Lockboxes as of the Third Restatement Date. The Servicer has instructed all Lessees to submit all payments with respect to the Leases directly to one of the Lockboxes or Lockbox Accounts.

          (q) CAI Agreement. A true, complete and correct copy of the CAI Agreement, as in effect on the Third Restatement Date is attached hereto as Exhibit G hereto.

           SECTION 3. ADMINISTRATION OF LEASES AND CONTAINERS

           3.01 Servicer to Act. (a) The Purchaser hereby appoints Interpool Limited as the initial Servicer of the Leases, the Containers and the other Collateral, and Interpool Limited in executing this Agreement hereby accepts such appointment on the terms and conditions set forth in this Agreement. Accordingly, Interpool Limited will, as an independent contractor on behalf of the Purchaser and for the benefit of the Agent and the Lenders, (i) manage, service and administer each Lease and the related Containers in accordance with the terms of each such Lease and of this Agreement and (ii) be responsible for enforcing the Purchaser's rights in the Collateral.

          (b) In performing its obligations hereunder, the Servicer shall exercise the same degree of skill and care with which it services leases and equipment held for its own account and, in any event, in a manner consistent with the customary practices of other servicers of comparable leases and equipment (the foregoing, the "Servicing Standard"). Subject only to the specific requirements and prohibitions of this Agreement and the other Loan Documents and compliance with the Servicing Standard, the Servicer shall do, and shall have full power and authority to do, any and all things in connection with the servicing and administration of the Leases and the Containers. In performing its duties hereunder, the Servicer will act on behalf of and for the benefit of the Purchaser, the Agent, and the Lenders, without regard to any relationship which the Servicer or any Affiliate of the Servicer may otherwise have with a Lessee. In performing its obligations hereunder, the Servicer shall at all times act in accordance with the provisions of each Lease and other related Collateral, and shall observe and comply with all requirements of law applicable to such Lease and other related Collateral. Except as permitted by the terms of any Lease following a default thereunder, the Servicer shall not take any action which would result in the interference with the Lessee's right to quiet enjoyment of the Containers subject to the Lease during the term thereof.

          (c) Without limiting the generality of the foregoing, the Servicer will be responsible, among other duties, to (i) invoice each Lessee for all lease payments required to be paid by such Lessee in such manner and to the same extent as the Servicer does with respect to similar contracts held for its own account, but in any event in accordance with the provisions of Section 3.01(k) hereof, (ii) fulfill all of the obligations of the Purchaser and any of the ongoing responsibilities (if any) of the lessor under a Lease, (iii) maintain with respect to each Lease and each Container, and with respect to each payment by each Lessee and compliance by each Lessee with the provisions of each Lease, complete and accurate records in such manner and to the same extent as the Servicer does with respect to similar leases held for its own account and (iv) execute, deliver and file (or cause the same to be done), and the Servicer is hereby authorized and empowered to execute, deliver, and file on behalf of the Purchaser and the Agent, any and all tax returns with respect to sales, use, personal property and other taxes (other than corporate income tax returns) and any and all reports or licensing applications required to be filed in any jurisdiction with respect to any Lease or any Container and any and all filings required by Section 3.01 (d) below.

           (d) On or prior to the Third Restatement Date, the Servicer has delivered for filing the Financing Statements required by Section 2.03 of the Contribution and Sale Agreement. Thereafter, the Servicer will, at its own expense, file such additional Financing Statements and continuation statements and assignments as may be necessary to (i) perfect the security interest in the Collateral granted by the Security Agreement in favor of the Agent and (ii) to continue the effectiveness of any other security interest contemplated by the terms of the Loan Documents. The Purchaser agrees to execute such Financing Statements and continuation statements as shall be necessary and to deliver copies thereof to the Agent. The Purchaser shall furnish the Servicer with any powers of attorney or other documents necessary and appropriate to carry out its servicing and administration duties hereunder. In addition to the foregoing, the Servicer shall, with respect to any Lessee that leases Containers pursuant to a Finance Lease and for which the sum of the Finance Lease Values of all such Finance Leases is greater than three percent (3%) of the Asset Base on the related Transfer Date, take the following actions by not later than (x) One Hundred Eighty (180) days in the case of the items referred to in clause (B)(i) below and (y) fifteen days (15) in all other items referred to below, in each case following the related Transfer Date:

(A) if the Lessee's "location" (as such term is used and defined in Section 9-307 of the UCC) is within the United States of America, then file in the appropriate filing office a UCC financing statement naming the Lessee, as debtor/lessee, the Purchaser, as lessor/secured party, and leased containers as the "collateral"; or

(B) if the Lessee's "location" (as such term is used and defined in Section 9-307 of the UCC) is not within the United States of America, then the Servicer shall take all of the following actions:

(i) obtain and cause to be delivered to the Agent an Opinion of Counsel addressed to the Agent from local counsel in such jurisdiction as to (A) whether or not in the event of a bankruptcy of the Lessee in a proceeding commenced in such jurisdiction the Containers subject to such Finance Lease would be considered to be owned by or property of such Lessee and (B) if the opinion in part (A) is affirmative, confirming that (x) the law of such jurisdiction requires the existence of a nonpossessory security interest in the Containers subject to such Finance Lease to be made generally available in a filing, recording or registration system as a condition or result of the security interest obtaining rights over the rights of a lien creditor with respect to such Container, and (y) that all such filings, recordings and registrations naming the Lessee as debtor/lessee, the Purchaser, as lessor/secured party, and the leased Containers as the collateral have been accomplished; and

(ii) file with the Recorder of Deeds of the District of Columbia a UCC financing statement naming the Lessee, as debtor/lessee, the Issuer, as lessor/secured party, and the leased containers as the "collateral."

           If the Opinion of Counsel delivered pursuant to part (A) of clause (i) above is negative, the opinion and/or actions described in part (B) of clause (i) above will not be required.

          (e) In performing its duties hereunder, the Servicer may, with the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), enter into subservicing agreements with one or more of its Affiliates for the servicing and administration of all or part of the Leases and the Containers if the Servicer delivers to the Purchaser and the Agent a certificate of an Authorized Officer consenting to the appointment of the subservicer and a copy of the subservicing agreement; provided, however, that (i) each such subservicing agreement, other than the CAI Agreement as in effect on the Third Restatement Date, must provide that the rights of the subservicer thereunder must terminate upon the termination of the Servicer in accordance with the terms of this Agreement, (ii) the Servicer shall be solely responsible for the payment of all compensation and fees payable to the subservicer under each such subservicing agreement, and (iii) no subservicing agreement shall become effective without the prior written consent of the Majority Lenders, which consent shall not be unreasonably withheld. Notwithstanding any subservicing agreement, the Servicer shall remain obligated and liable to the Purchaser, the Agent and the Lenders for the servicing and the administration of the Leases and the other Collateral in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of such subservicing agreements or arrangements or by virtue of indemnification from the subservicer, to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Leases and the other Collateral.

           On or prior to the Third Restatement Date, Interpool Limited has delivered to the Purchaser and the Agent a copy of the CAI Agreement. On or prior to the Third Restatement Date, Interpool Limited has assigned to the Purchaser all of Interpool Limited's rights (but not its obligations) under the CAI Agreement to the extent (but only to the extent) of Containers that is actually acquired by the Purchaser from time to time pursuant to the terms of the Loan Documents. Thereafter, CAI will, subject to the limitation set forth in Section 6.10 hereof, act as a subservicer with respect to that portion of the Containers subject to the CAI Agreement, and the Purchaser hereby consents (and the Agent and each Lender by purchasing its Note is deemed to have consented) to such appointment.

           (f) On or prior to the Third Restatement Date, Interpool Limited has delivered to the Purchaser and the Agent a copy of the Management Agreement. On or prior to the Third Restatement Date, Interpool Limited has assigned (and hereby reconfirms the assignment) to the Purchaser all of Interpool Limited's rights (but not its obligations) under the Management Agreement to the extent (but only to the extent) of Containers that are actually acquired by the Purchaser from time to time pursuant to the terms of the Loan Documents. Thereafter, CAI will act as a subservicer with respect to that portion of the Containers that are subject to the Management Agreement, and the Purchaser hereby consents (and the Agent and each Lender by purchasing its Note is deemed to have consented) to such appointment, subject to the limitations set forth in Section 6.10 hereof and in the other Loan Documents.

          (g) In performing its servicing duties hereunder, the Servicer shall engage in reasonable efforts, consistent with the Servicing Standard, to collect all payments required to be made by the Lessees under the Leases, enforce all material rights of the Purchaser under the Leases and defend the Containers against all Persons, claims and demands whatsoever which the Lessee is not obligated to defend. The Servicer shall not assign, sell, pledge or exchange or in any way encumber or otherwise dispose of the Containers, the Leases (to the extent specifically related to the Containers) and all accounts, payment intangible, revenues, income profits and proceeds of the Containers and the Leases (to the extent specifically related to the Containers), except as permitted hereunder or in any other Loan Documents.

          (h) The Servicer shall maintain insurance (including, without limitation, employee fidelity insurance) with respect to its operations and property which is adequate and customary in light of the Servicer's operations and consistent with the Servicing Standard.

          (i) To the extent that an equivalent payment has been received from a Lessee under a Lease, the Servicer shall pay or cause to be paid all personal property, sales and use taxes on or with respect to the Containers, or the acquisition or leasing thereof, as and when such taxes become due. The Servicer shall also cause to be filed in a timely manner any and all returns and reports required in connection with the payment of such taxes.

          (j) The Servicer acknowledges that the Purchaser shall at all times retain full legal and equitable title to the Containers, the Leases (to the extent specifically related to the Containers) and all accounts, payment intangible, revenues, income profits and proceeds of the Containers and the Leases (to the extent specifically related to the Containers), notwithstanding the management and servicing thereof by Servicer or any subservicer hereunder. The Servicer shall not make reference to or otherwise deal with or treat the Containers, the Leases (to the extent specifically related to the Containers) and all accounts, payment intangible, revenues, income profits and proceeds of the Containers and the Leases (to the extent specifically related to the Containers), in any manner except in conformity with this Section 3.01.

           (k) The Servicer, as agent for the Purchaser, will bill each Lessee in accordance with the terms of each Lease which may be accomplished pursuant to a single invoice (including electronic invoicing with certain Lessees) which separately designates (i) amounts owing to the Servicer (in its individual capacity and not as servicer for any other entity) under leases maintained with such Lessee (the "Interpool Leases"), and (ii) the amount of rent (or other amounts) owed by the Lessee with respect to containers (including the Containers) for which the Servicer is acting as manager or servicer with respect to such containers (the "Interpool Managed Leases"). Each invoice will provide a detailed listing of the containers, and the applicable amounts due and owing with respect to each container, to which the invoice relates (including the Containers). The Containers will be sufficiently identified in the detail of the invoice, by serial or other identification number, to allow the parties to specifically identify the amounts which are due to the Purchaser. All invoices will instruct the Lessee thereunder to make payment of such invoice directly into the Lockbox or the Lockbox Account.

           3.02 Lease Amendments and Modifications. (a) In performing its obligations hereunder, the Servicer may, acting in the name of the Purchaser and without the necessity of obtaining the prior consent of any of the Purchaser, the Agent or any Lender, enter into and grant modifications, waivers and amendments to the terms of any Lease, except for modifications, waivers or amendments that (i) are inconsistent with the Servicing Standard set forth in Section 3.01 above, or (ii) would reduce the amount or extend the time for payment of any lease payment, casualty payment, termination payment or other amount required to be paid by a Lessee under a Finance Lease or the Lessee's absolute and unconditional obligation under such Finance Lease to make payment of the same, or (iii) would reduce or adversely affect the Lessee's obligation under such Finance Lease to maintain, service and insure for the Containers under such Finance Lease.

           Notwithstanding the foregoing provisions of clause (ii) above, the Servicer may permit termination of a Finance Lease which does not otherwise provide for termination by requiring that the Lessee pay, or if the terms of the termination do not provide for such payment, that the Servicer pay, in lieu of all future Contract Payments with respect to such Finance Lease, an amount equal to the related Prepayment Amount.

           In the event of any modification, waiver or amendment of any Finance Lease in accordance with this Section 3.02, the Servicer, on a monthly basis, in conjunction with the delivery of the Servicer Report, will furnish the Purchaser, the Agent, and each Lender with a copy of such modification, waiver or amendment, together with a certificate of a Servicing Officer stating that such modification, waiver or amendment is permitted by the provisions of this Section 3.02.

          (b) Nothing contained in Section 3.02(a) shall limit the ability of CAI to amend, modify or terminate master leases in accordance with Sections 4.01 and 4.02 of the CAI Agreement.

           3.03 Lease Defaults: Remarketing; Residual Proceeds. (a) Upon receipt of notice from the Purchaser, the Agent or any other Person or if the Servicer otherwise learns that the Lessee under any Lease is in default thereunder, the Servicer will take such action as is consistent with the Servicing Standard, including such action as may be necessary to cause, or attempt to cause, the Lessee thereunder to cure such default (if the same may be cured) or to terminate or attempt to terminate such Lease and to recover, or attempt to recover, all damages resulting from such default to the extent permitted under the terms of such Lease and under applicable law. The Servicer is hereby authorized in a manner consistent with the Servicing Standard, but is not otherwise obligated, to commence in its own name, or in the name of the Agent, a legal proceeding to enforce a Lease or to participate in any other legal proceeding (including a bankruptcy proceeding) relating to or involving a Lease, a Lessee or Containers.

          (b) The Servicer shall promptly submit a claim under the Default Insurance Policy, if any, then in effect in accordance with the Servicing Standard.

          (c) The Servicer will use efforts consistent with the Servicing Standard (i) to sell or otherwise remarket any Container subject to a Defaulted Lease in a timely manner, and upon reasonable terms and conditions so as to reduce expeditiously any unpaid amounts, and (ii) to sell or otherwise remarket any Container remaining subject to the Lien of the Credit Agreement upon the expiration of the term of any Lease to which such Container is subject, in a timely manner and, so as to maximize, to the extent possible under then prevailing market conditions, the Residual Proceeds on such Container. The Leases selected and the terms and conditions of any such Lease must be consistent with the Servicing Standard and the Servicer's then existing credit and collection policy. In furtherance thereof, the Servicer shall cause its employees and agents involved in the day-to-day marketing and re-leasing of the Containers to perform their respective responsibilities on a non-discriminatory basis without any distinction between Containers and any container owned for its own account, except to the extent required by this Agreement.

          (d) In the event that the Servicer is required to remarket a Container pursuant to the provisions of this Section 3.03 at a time when the Servicer is trying to lease or sell other similar containers, the Servicer will not disfavor the Containers or any such other item in its remarketing efforts.

          (e) If the Servicer enters into a Lease as the result of the remarketing activities conducted pursuant to this Section 3.03, the Servicer shall promptly (but in any event within thirty (30) days after such Lease is executed) deliver to the Agent the original counterpart of each such Lease (other than a Stamping Lease) that constitutes "chattel paper" as defined in the Uniform Commercial Code.

          (f) The Servicer shall, consistent with the Servicing Standard, at its own expense make any Capital Improvement to any Container that is necessary to conform with applicable governmental or industry standards and may make Capital Improvements to any Container that is otherwise desirable in the Servicer's reasonable opinion. Any such Capital Improvements made by the Servicer in accordance with the provisions of the preceding sentence shall, in accordance with the provisions of the Contribution and Sale Agreement, be treated as an additional capital contribution to the Issuer.

          (g) The Servicer shall institute and prosecute claims against the manufacturers of the Containers as the Servicer shall consider advisable for breach of warranty, any defect in condition, design, operation or fitness or any other non-conformity with the terms of the manufacturer and/or relates sale agreement.

           3.04 Costs of Servicing: Servicing Fee. (a) (i) For so long as Interpool Limited or an Affiliate acts as Servicer, all Direct Operating Expenses and other costs of servicing the Leases, the Containers and the other Collateral in the manner required by this Agreement (including the fees payable to all subservicers including CAI) shall be borne by the Servicer, without right of reimbursement. In that regard, the Servicer shall not be entitled to retain, out of any amounts actually recovered by the Servicer in the performance of its obligations under Section 3.03 hereof with respect to any Lease or the Containers subject thereto or otherwise be reimbursed for any of the following items: the Servicer's actual out-of-pocket expenses, expenses incurred to non-Affiliated third parties (e.g., outside counsel in a collection suit), salaries, operating costs, overtime wages, "overhead" costs or expenses of the Servicer or its Affiliates, expenses of, or payments to, any subservicer, fees and expenses paid to a third party agent that is not an Affiliate of the Servicer used to remarket Containers subject to Leases.

           (ii) At any time that Persons other than Interpool Limited or an Affiliate thereof act as Servicer, all costs of servicing the Leases, the Containers and the other Collateral in the manner required by this agreement (including the fees payable to all subservicers including CAI) shall be borne by the Servicer, but the Servicer shall be entitled to retain, out of any amounts actually recovered by the Servicer in the performance of its obligations under Section 3.03 hereof with respect to any lease or the Containers subject thereto, the Servicer's actual out-of-pocket expenses reasonably incurred in the course of such performance with respect to such lease or Container. For purposes of this Section 3.04, the Servicer's "out-of-pocket expenses" means only those expenses incurred to non-Affiliated third parties (e.g., outside counsel in a collection suit) and shall not include salaries, operating costs, overtime wages and other such "overhead" costs or expenses of the Servicer or its Affiliates, and shall not include expenses of, or payments to, any subservicer. The fees and expenses paid to a third party agent that is not an Affiliate of the Servicer used to remarket Containers subject to Leases shall be included as an "out-of-pocket" expense.

          (b) As compensation to the Servicer for its servicing of the Leases, the Containers and the other Collateral, the Purchaser will pay to the Servicer on each Payment Date a fee (the "Servicing Fee") either (i) so long as Interpool Limited or an Affiliate shall be the Servicer, an amount equal to the product of (A) twelve and one-half percent (12.5%) and (B) the Gross Lease Revenues (excluding, for purposes of this calculation, Gross Lease Revenues and other items of revenue attributable to containers managed by CAI, Sales Proceeds, casualty proceeds, indemnification proceeds and repair payments remitted by a Lessee) received by, or on behalf of, the Purchaser during such Collection Period, or (ii) at any time that Interpool Limited (or an Affiliate) is not the Servicer, an amount equal to the sum of (A) the product of (I) five percent (5%) and (II) the NOI of all Containers subject to a Finance Lease and (B) the product of (I) five percent (5%) and (II) the NOI of all Containers subject to all other Leases (other than Finance Leases); provided, however, that subject to the terms and conditions of Section 7.02(d) hereof, the amount payable pursuant to this clause (ii) may be increased to the amount specified in the bid of the Low Cost Acceptable Provider. In addition to the amount set forth in clause (ii) above, the Purchaser will pay to any replacement servicer that is not either Interpool Limited or one of its Affiliates in accordance with the priority of payments set forth in the Credit Agreement any Direct Operating Expenses incurred by such replacement servicer in any Collection Period with respect to the Containers and not reimbursed by the related Lessee; provided, however, the aggregate amount of Direct Operating Expenses payable pursuant to this provision in any Collection Period shall not exceed an amount equal to five percent (5%) of the aggregate amount of all Gross Lease Revenues deposited into the Trust Account during the related Collection Period. The Servicing Fee shall not be payable with respect to Containers managed by CAI, or another potential third party manager, for which CAI is receiving a servicing fee. The Servicing Fee and Direct Operating Expenses (if any) payable pursuant to the terms of this Section 3.04(b) shall be payable from funds on deposit in the Trust Account in accordance with the terms of, and subject to the priorities set forth in, the Credit Agreement.

           3.05 Other Transactions. Nothing in this Agreement shall preclude the Servicer from entering into other leases or other financial transactions with any Lessee or any other Person, or selling or discounting any such lease with any Person, or engaging in any other activities not specifically prohibited hereunder or under applicable law.

           3.06 Collection of Moneys. (a) As more fully set forth in the Intercreditor and Lockbox Administration Agreement, on each Business Day the Servicer shall deposit, or cause to be deposited into the Trust Account, within five (5) Business Days after the receipt and identification of such funds as relating to a Lease, the related Containers or other Collateral, an amount equal to the sum of (i) the Gross Lease Revenues received with respect to the Leases paid on such fifth preceding Business Day and (ii) the sum of (A) Sales Proceeds with respect to the containers owned by the Purchaser, (B) casualty proceeds with respect to such Containers, (C) Finance Lease Payments with respect to such Containers and (D) miscellaneous proceeds, in each case to the extent collected by the Servicer on such fifth preceding Business Day; provided, however, that, during the continuation of either a Servicer Default or an Event of Default, each payment of Aggregate Net Revenue (as defined in the CAI Agreement) payable by CAI to the Purchaser shall be remitted directly to the Trust Account at the times and in the amounts set forth in Section 3.08 of the CAI Agreement. Pending deposit of such funds into the Trust Account, such funds will, upon identification thereof, be deemed to be held in trust by the Servicer for the benefit of the Agent and the Lenders.

          (b) If notwithstanding the payment instructions given by the Servicer in its invoices under Section 3.01(k), lease payments or other amounts in respect of the Containers are received directly by the Servicer, the Servicer agrees to hold any such lease payments or other amounts in trust and forthwith, upon receipt, to transmit and deliver to the Lockbox, in the form received, all cash, checks and other instruments or writings for the payment of money so received by the Servicer.

           3.07 Resignation and Removal of Servicer. (a) Interpool Limited shall not resign as the initial Servicer except upon a determination that the performance of its duties hereunder are no longer permissible under applicable law. Any such determination shall be evidenced by an opinion of independent counsel to such effect, such opinion letter to be in form and substance reasonably satisfactory to the Agent.

          (b) Interpool Limited shall not be removed or be replaced as the initial Servicer with respect to any Lease or Container except in accordance with the provisions of Section 7.02 herein.

          (c) No resignation or removal of the Servicer shall in any event (i) become effective until the successor Servicer shall have assumed the Servicer's servicing responsibilities and obligations in accordance with Section 7.02 hereof, or (ii) affect the Servicer's obligations under this Agreement that arose on or prior to the effective date of such resignation or removal.

          (d) The terminated Servicer agrees to cooperate with the Agent and any successor Servicer in effecting the termination of the responsibilities and rights of the terminated Servicer under this Agreement, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement, including the transfer to the successor Servicer for administration by it of all money and property held by the terminated Servicer with respect to the Leases and the Containers and other records relating to the Collateral. At any reasonable time upon reasonable notice and from time to time during normal business hours, the Servicer shall permit the Agent, any successor Servicer or any agent, representative or employee thereof, reasonable access to Servicer personnel, computer records, facilities/premises in order to facilitate the orderly and efficient transfer of servicing duties.

           3.08 Possession of Stamping Leases. (a) The Servicer hereby confirms for the benefit of the Purchaser and the Agent that it is holding each of the Stamping Leases (to the extent, but only to the extent that, such Stamping Leases relate to the Containers), on behalf of, and for the benefit of, the Agent.

          (b) Upon the occurrence of a Servicer Default, the Servicer shall, at the direction of the Agent, deliver the original counterpart of each Stamping Lease to a third party collateral agent that is reasonably acceptable to the Agent and each other secured party having an interest in such Stamping Lease.

           3.09 Insurance. (a) The Servicer shall require that all Lessees and container depots insure (via third-party insurance or, to the extent consistent with the Servicing Standard, self insurance) the Containers against all normally insurable risks (including, but not limited to, liability, loss and damage) while the Containers is under the control of such person.

          (b) The Servicer, to the extent commercially reasonable and obtained and maintained by the Servicer for the entire Fleet, shall obtain from financially sound and reputable insurers and maintain in full force (i) a Default Insurance Policy and (ii) contingency insurance (the "Contingency Insurance") with respect to the Containers, including those Containers managed by any subservicer (including CAI), upon such terms, in such amounts, against such risks and with such deductibles as is maintained by the Servicer for the Fleet as a whole; provided, however, that the Servicer shall not be required to maintain such insurance for its own account to the extent that (i) the subservicer maintains such insurance, (ii) the terms of such insurance are substantially the same as the Servicer maintains for its own account and (iii) the Servicer has provided the Agent with a certificate of insurance evidencing such insurance coverage (and any renewals thereof). Such contingency insurance may insure against all or any portion of the risks described in Section 3.09(a) hereof, which may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Section 3.09(a) hereof, and/or (ii) a Container is not returned to the Servicer by a defaulting Lessee (including costs of recovering such Container), or (iii) the Lessee or container depot fails to obtain insurance as provided under Section 3.09(a) hereof. The Servicer shall provide the Purchaser and the Agent with not less than thirty (30) days' prior written notice of a decision not to renew or extend, or any cancellation of, any Default Insurance Policy then in effect.

          (c) The Purchaser hereby irrevocably (solely in the case of the Agent) appoints each of the Servicer (so long as no Servicer Default is then continuing) and the Agent as the agents of Purchaser for the purpose of receiving all monies payable under such policy or policies of insurance as described in Section 3.09(a) and Section 3.09(b) hereof, whether effected by the Servicer, depots or Lessees, and each of the Servicer (so long as no Servicer Default is then continuing) and the Agent may give a good discharge therefor to the insurance company for all such monies.

           SECTION 4. SERVICER INDEMNIFICATION PAYMENTS; LOCKBOX

           4.01 Indemnification. Interpool Limited, in its individual capacity as initial Servicer hereunder, agrees to, and hereby does, indemnify and hold harmless each of the Purchaser, the Agent, the Lenders, each Credit Support Party (to the extent they have funded a Credit Loan previously held by a Conduit Lender) and their respective officers, directors, employees and agents (each of the foregoing, an "Indemnified Party") against any and all liabilities, losses, damages, penalties, costs and expenses (including costs of defense and legal fees and expenses) which may be incurred or suffered by such Indemnified Party (except to the extent caused by the gross negligence or willful misconduct on the part of the Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against an Indemnified Party and arising out of (a) an action or inaction by the Servicer or a subservicer appointed by such Servicer which occurred prior to the effective date of such Servicer's resignation or removal and that is contrary to the terms of this Agreement, (b) a material breach by the Servicer or any subservicer appointed by such Servicer which occurred prior to the effective date of such Servicer's resignation or removal of any representations and covenants set forth in this Agreement which breach extends beyond any applicable cure period, or (c) any information certified in any schedule or report delivered by the Servicer or any subservicer appointed by such Servicer which was delivered prior to the effective date of such Servicer's resignation or removal being untrue in any material respect as of the date of such certifications; provided that the foregoing indemnity shall in no way be deemed to impose on the Servicer any obligation to reimburse an Indemnified Party for (A) losses arising solely from the financial inability of the related Lessee on a Lease to make lease payments, or (B) losses arising solely from the failure of the Residual Proceeds to equal or exceed the Residual Value of the Containers for reasons other than the Servicer's failure to comply with the Servicing Standard. The obligations of the Servicer under this Section 4.01 which arose prior to the effective date of such resignation or removal shall survive the resignation or removal of the Servicer and each Indemnified Party and the termination of this Agreement.

           4.02 Limitation on Liability of the Servicer. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall incur any liability to any Indemnified Party for any action taken or not taken in good faith pursuant to the terms of this Agreement with respect to any Lease, the related Containers or other item of Collateral; provided, however, that this provision shall not protect the Servicer for any liability which would otherwise be imposed (a) for any action or inaction resulting from willful misconduct, bad faith, negligence (including negligence with respect to the Servicer's obligations hereunder) or reckless disregard in the performance of its duties hereunder, or (b) as the result of any violation of law by the Servicer in performing its duties hereunder.

           4.03 Receipt of Lease Income. (a) The Servicer shall direct that (i) all payments of Aggregate Net Revenue owing to the Purchaser pursuant to the terms of the CAI Agreement, and (ii) all rental and other payments (other than Excluded Amounts) owing by Lessees relating to Containers or the Leases which are invoiced by the Servicer or received by the Servicer, in either case, be deposited in the Lockbox or the Lockbox Account and thereafter transferred from the Lockbox Account to the Trust Account in accordance with the terms of the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement.

          (b) With respect to the provision of Section 5(b) of the Intercreditor Agreement, Limited hereby agrees that it will not have full use and enjoyment of funds in deposit in the Lockbox Account (as such term is defined in the Intercreditor Agreement) to the extent that such funds relate to the SRL Assets (as such term is defined in the Intercreditor Agreement).

          4.04 Lockboxes; Gross Lease Revenues

          (a) The initial Servicer will cause its existing Lockbox Account for payments owing pursuant to all lease agreements for the Fleet to be titled by the Lockbox Bank in the name of "Interpool Limited". The Servicer shall not create or permit to exist any lien, charge or encumbrance on either the Lockbox or any Lockbox Account except (x) in favor of a collateral agent under the Intercreditor and Lockbox Administration Agreement or (y) for the right of the Lockbox Bank under the Lockbox Agreement to charge such Lockbox Account for (i) non-collectible items and (ii) customary fees and expenses.

          (b) The Servicer shall not (i) add or terminate any bank listed on Schedule F hereto as a lockbox bank unless, prior to any such addition or termination, the Agent shall have received not less than 30 Business Days prior written notice of the addition or termination, or (ii) make any changes in its instruction to Lessees given in accordance with Section 3.01(k) hereof, other than changes in instructions that direct Lessees to make payments to a new Lockbox Account established in accordance with the provisions of this Agreement, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement.

           4.05 Servicer Advances. (a) The Servicer may, at its option, remit to the Purchaser for deposit into the Trust Account by 11:00 a.m. New York time on the Business Day prior to a Payment Date, an amount equal to the sum of all Contract Payments, Lease Proceeds and all other rental payment due during the preceding Collection Period for which the related Lessees have not remitted such Contract Payments, Lease Proceeds or other rental payment on or prior to such date. Under no circumstances shall this Section 4.05 be interpreted as obligating (and, with respect to the following clauses (ii) or (iii) below only, permitting) the Servicer to make a Servicer Advance with respect to any Lease, including, without limitation, (i) any Defaulted Contract, or (ii) any Lease that is finally liquidated prior to such Determination Date, or (iii) any Lease if the Servicer, in its reasonable good faith judgment, believes that such Servicer Advance would be a Nonrecoverable Advance.

          (b) The Servicer shall be reimbursed for Servicer Advances on each Payment Date from amounts on deposit in the Trust Account, subject to the priority of payments set forth in Section 2.18 of the Credit Agreement, as follows: (i) for any Servicer Advance made with respect to a delinquent Lease, from the subsequent collection of such delinquent Contract Payments, Lease Proceeds or other rental payments; and (ii) for any Nonrecoverable Advance, from all Lease Income received on all of the Leases and other Collateral then subject to the Lien of the Security Agreement.

           SECTION 5. REPORTS AND OTHER INFORMATION TO BE PROVIDED BY SERVICER

          5.01 Monthly Reports and other Requested Information.

          (a) On each Determination Date, the Servicer shall deliver to the Purchaser, the Agent and the Lenders all of the following: (i) an Asset Base Certificate, substantially in the form of Exhibit A hereto, (ii) a monthly Servicer Report, substantially in the form of Exhibit B hereto, (iii) an accounts receivable aging analysis as of the last day of the prior month with respect to unpaid rental payments owing with respect to the Containers, and (iv) the monthly report delivered by CAI to the Servicer pursuant to the terms of the CAI Agreement with utilization reports and a summary of lessee concentrations.

          (b) Within thirty (30) days after the end of each fiscal quarter of each fiscal year (or month if the Servicer so selects), the Servicer shall deliver (i) an equipment report for all Containers setting forth the number and type of containers then owned by the Purchaser, and the aggregate Net Book Value and Original Equipment Cost of such containers, and (ii) an equipment report setting forth the number, type, age and lease type of containers for which CAI is subservicer and the containers that have been disposed of and the proceeds thereof.

          (c) The Servicer shall deliver on the Third Restatement Date and on an annual basis thereafter within thirty (30) days after the renewal thereof, a confirmation of (i) the Contingency Insurance (to the extent maintained pursuant to Section 3.09(b)) and (ii) the Default Insurance Policy, if any.

          (d) The reports to be delivered by the Servicer pursuant to Sections 5.01(a)(ii), (iii) and 5.01(b) shall include as a separate reporting pool, information relating to those containers for which CAI is acting as subservicer.

          (e) The Servicer shall also promptly deliver to the Agent and each of the Lenders any additional information regarding the Leases, the Containers and the other Collateral as the Agent or any Lender, as the case may be, as is reasonably available, and any other information with respect to the Servicer that is publicly available, as may be reasonably requested by the Lenders and the Agent, as applicable, provided that the Servicer's then existing data processing capabilities can generate such information without undue expense.

           5.02 Independent Certified Public Accountant's Report. (a) The Servicer shall cause an Independent Accountant who may also render other services to the Servicer to deliver to the Agent, the Purchaser and each Lender on or before June 30, 2005 (and each subsequent anniversary thereof), with respect to the twelve months ended on the preceding December 31 (or such other period as shall have elapsed from the Closing Date to the date of such statement), an agreed upon procedures report with respect to the procedures set forth in Exhibit D hereto.

          (b) Upon the termination or resignation of the Servicer in accordance with the terms of this Agreement, the terminated or resigning Servicer shall cause an Independent Accountant, who may also render other services to the Servicer, to deliver to the Agent and each Lender a report to the effect that all prior Servicer Reports and Asset Base Certificates delivered by, or on behalf of, such Servicer during the term of this Agreement have been properly prepared in accordance with the terms of this Agreement.

           5.03 Officer's Certificates. With each set of financial statements delivered pursuant to Section 6.04 hereof, the Servicer will deliver to the Purchaser, the Agent and each Lender an Officer's Certificate stating that (i) the officer signing such Officer's Certificate has reviewed the relevant terms of this Agreement and has made, or caused to be made under such officer's supervision, a review of the activities of the Servicer during the period covered by the statements then being furnished, (ii) the review has not disclosed the existence of any Servicer Default or, if a Servicer Default exists, describing its nature and what action the Servicer has taken and is taking with respect thereto, and (iii) on the basis of such review, the officer signing such certificate is of the opinion that during such period the Servicer has serviced the Leases and the other Collateral in compliance with the procedures hereof, except as described in such Officer's Certificate.

           SECTION 6. COVENANTS OF THE SERVICER

          6.01 Corporate Existence of the Servicer; Merger and Sale of Assets.

          (a) The Servicer will keep in full force and effect its existence, rights and franchise as a corporation under the laws of its jurisdiction of incorporation and will preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of any Lease or to permit performance of the Servicer's duties under this Agreement.

           The Servicer will not cease to engage in the activities of a marine container leasing company so long as it continues to act as Servicer hereunder.

          (b) The Servicer shall not merge, consolidate with or sell substantially all of its assets to any other Person unless the surviving entity, if not the Servicer, is capable of performing all the obligations of Servicer hereunder, shall execute and deliver to the Purchaser and the Agent, in form and substance reasonably satisfactory to each of them, an instrument in writing expressly assuming all the obligations of the Servicer hereunder; provided, however that, except as specifically set forth above, (i) any Person succeeding to the business of the Servicer shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, (ii) nothing contained herein shall be deemed to release the Servicer from any obligation in the event that the Servicer continues to exist after the consummation of such transaction, and (iii) the successor or surviving person to the Servicer shall execute such agreements evidencing such succession and assumption as the Purchaser, the Agent or any Lender may reasonably request.

           The Servicer shall provide prior written notice of any merger, consolidation or succession pursuant to this Section 6.01 to the Purchaser and the Agent. Notwithstanding the foregoing, the Servicer shall not merge or consolidate with any other Person or permit any other Person to become a successor to the Servicer's business without the prior consent of the Purchaser, the Agent and each Lender unless (x) immediately after giving effect to such transaction, none of the covenants made pursuant to Section 6.02 shall have been breached (for purposes hereof, such covenants shall speak as of the date of the consummation of such transaction) and no event that, after notice or lapse of time, or both, would become either a Servicer Default or an Event of Default shall have occurred and be continuing, and (y) Servicer shall have delivered to the Purchaser, the Agent, and each Lender an Opinion of Counsel, stating in the opinion of such counsel, either (A) all financing statements and continuation statements and amendments thereto have been executed and filed that are necessary to preserve and protect the interest of the Agent in the Collateral and reciting the details of the filings, or (B) no such action shall be necessary to preserve and protect such interest.

           6.02 Covenants with Respect to Leases and Containers. By its execution and delivery of this Agreement, the Servicer makes the following covenants for the benefit of the Purchaser, the Agent and each Lender:

(i) Protection of Security Interest. The Servicer shall, at its own expense, take such steps as are necessary to maintain the priority of the perfected security interest of the Agent in the Leases, the Containers and all other Collateral; provided, however, that this provision shall not obligate the Servicer to discharge any Lien that a Lessee is obligated to discharge as described in Section 6.02(iv) below, and provided further that the Servicer may, at its option, discharge any such Lien and treat such expenditure as a Direct Operating Expense for purposes of receiving reimbursement of such amount from the Trust Account.

(ii) No Impairment. The Servicer shall do nothing to impair the rights in any material respect of the Agent or the Lenders in any Leases, the related Containers or any other item of Collateral;

(iii) No Amendments. The Servicer shall not, and shall not permit any subservicer to, extend or otherwise amend the terms of any Lease, except in accordance with the applicable provisions of Section 3.02;

(iv) Restrictions on Liens. The Servicer shall not (i) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of, any Lien (arising by, through or under the Servicer or an Affiliate thereof) or restriction on transferability of any Lease or the related Containers except those created by the Loan Documents, and the restrictions on transferability imposed by the Credit Agreement; provided, however, that the Servicer shall have no obligation pursuant to this clause (iv) to remove, at its own expense, Liens which the related Lessee is obligated to discharge in accordance with the terms of the related Lease; or (ii) sign or file any Financing Statement which names the Servicer, in its capacity as Servicer hereunder, as a debtor, or sign any security agreement authorizing any secured party thereunder to file such Financing Statement, with respect to any Lease, the related Containers or any other Collateral, except in each case any such instrument solely securing the rights and preserving the Lien of the Agent, for the benefit of the Lenders; and

(v) Servicing of Leases and Containers. The Servicer shall service the Leases, the related Containers and the other items of Collateral as required by the terms of this Agreement in accordance with the Servicing Standard.

           6.03 Purchase of Leases by Servicer Upon Breach of Covenants. Upon discovery by the Servicer of a breach of any of the covenants set forth in Section 6.02, the Servicer shall give prompt written notice to the Purchaser and the Agent; provided, however, that the failure to give any such notice shall not affect any obligation of the Servicer under this Section 6.03. As of the first Determination Date (but in no event earlier than five (5) Business Days) following its discovery or receipt of notice of any breach of any covenant set forth in Section 6.02 which materially and adversely affects the interests of the Lenders in any Lease or the related Containers, the Servicer shall, unless such breach shall have been cured in all material respects by such Determination Date, purchase or cause the purchase from the Purchaser of the Lease and Containers affected by such breach and, on the related Determination Date, the Servicer shall pay the related Prepayment Amount and deposit such Prepayment Amount into the Trust Account. In consideration of and simultaneously with the purchase of the affected Lease and related Containers, the Purchaser and the Agent shall perform such acts and execute such assignments, termination statements and other documents as may reasonably be requested by the Servicer in order to effect such purchase, it being understood that the preparation of any such documents and the payment of any costs associated therewith (including any required filing fees) shall be undertaken by the Servicer. The Purchaser shall notify the Agent, and each Lender promptly, in writing, of any failure by the Servicer to so repurchase any Lease and related Containers to the extent that the Purchaser or any Affiliate thereof has actual knowledge of such failure.

           6.04 Financial and Business Information. The Servicer will deliver to the Purchaser and the Agent each of the financial statements, reports, certificates and other information described in Section 6.4 of the Credit Agreement, each such item to be delivered at the times set forth in Section 6.4 of the Credit Agreement.

           6.05 Bankruptcy Petition Against the Purchaser. The Servicer covenants and agrees it will not, prior to the date that is one year and one day after the payment in full of all amounts owing pursuant to the Credit Agreement and the other Loan Documents, institute against, or join any other Person in instituting against, the Purchaser, any bankruptcy, reorganization, receivership, arrangement, insolvency or liquidation proceedings or other similar proceedings under any applicable bankruptcy, insolvency or similar law. The provisions of this Section 6.05 shall survive the termination of this Agreement.

           6.06 Inspection and Audit Inspections. Upon reasonable notice to the Servicer specifying the particulars of each request and subject to the execution of a confidentiality agreement, substantially in the form of Exhibit H hereto, the Servicer will permit the representatives of the Purchaser, Agent, and any Lender to audit and examine all of the books, records, reports and other papers of the Servicer with respect to the Collateral, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and Independent Accountants for the purpose of reviewing or evaluating the Servicer's performance of its duties and obligations hereunder. The Agent will have the right on behalf of the Lenders to engage a due diligence provider to act on behalf of the Lenders to audit and examine the books, records, reports and other papers of CAI in accordance with Section 3.05 of the CAI Agreement. Any audits and examinations (other than a CAI Servicer Default) conducted pursuant to the provisions of this Section 6.06 shall, so long as no Servicer Default is then continuing, be limited to one time in any twelve month period. Following the occurrence of a Servicer Default (other than a CAI Servicer Default), the number of such audits and examinations shall not be so limited. All reasonable out-of-pocket expenses incident to the exercise by any Lender or its representatives of the inspection right hereunder shall be borne by the Purchaser and, prior to a Servicer Default (other than a CAI Servicer Default), reimbursement for which shall be limited to $25,000 per annum. So long as no Servicer Default (other than a CAI Servicer Default) is continuing, Persons serving in multiple capacities under the Loan Documents such Person shall nevertheless be entitled to reimbursement of such reasonable out-of-pocket expenses. Each inspecting party agrees to use reasonable efforts to share information among one another and to coordinate such inspections to minimize the number of total audits per annum and the expenses incurred by the Purchaser in connection therewith. Any Person that fails, refuses or is otherwise not obligated to share information with the Persons named in this Section 6.06 or cooperate in the coordination of inspections shall not be entitled to any of the information gained by any of the other Persons named in this Section 6.06. No such Person shall be liable to any other Person for failure to so share information or otherwise cooperate with any other Person concerning such audit.

           6.07 Servicer Records. The Servicer will indicate in its records that it is servicing and administering each Lease, the related Containers and the other Collateral in its capacity as Servicer hereunder, for the benefit of the Purchaser and the Agent (and subject to the provisions of the Loan Documents).

           6.08 Insurance. The Servicer will, in a manner that is consistent with the Servicing Standard, track casualty and liability insurance certificate as required by the Leases, annually, within a reasonable period of time after the anniversary date of the term of each Lease.

           6.09 Limitation on Liability of the Servicer and Others. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind, prima facie properly executed and submitted by any authorized Person respecting any matters arising under this Agreement. The Servicer shall not be under any obligation to appear in, prosecute, or defend any legal action that is not incidental to its obligations as Servicer of the Transferred Assets under this Agreement and that in its opinion may involve it in any expense or liability.

           6.10 Limitation on CAI as Subservicer. CAI will be a permissible subservicer for up to thirty-five percent (35%) (measured by Net Book Value) of all Eligible Containers.

           6.11 Restrictions on Liens on Computer Systems. The Servicer shall not and shall not permit its Affiliates to (i) transfer ownership to, in whole or part, any Person or create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of, any Lien (arising by, through or under the Servicer or an Affiliate thereof) or restriction on transferability of its container management and tracking system, its billing system or any other computer system related thereto, its books, records or any other assets of any kind or nature (tangible or intangible) that are used in its container management and tracking system (collectively, the "Container Management System"), or (ii) sign or file any Financing Statement which names the Servicer or its Affiliate, as a debtor, or sign any security agreement authorizing any secured party thereunder to file such Financing Statement, with respect to the Container Management System. To the extent that any Lien does arise against the Container Management System, the Servicer shall, or shall cause its Affiliates to, promptly take such actions as may be necessary to discharge any such Lien.

           6.12 Additional Financial Covenants.  Interpool Limited shall not agree to any financial covenants (regardless of whether they are of the type set forth in Section 7.2, 7.3 or 7.4 of the Credit Agreement) to be imposed upon it unless such financial covenants are also incorporated herein. If Interpool Limited shall agree to such financial covenants, then Interpool Limited shall promptly (but in no event later than ten (10) Business Days thereafter) notify the Agent and each Lender of such occurrence. If the Majority Lenders so elect, then such revised and/or financial covenants shall automatically be incorporated by reference into this Agreement without the need for further action by any party whatsoever. Thereupon, the Agent and each Lender shall have a separate and independent right to enforce such revised and/or additional financial covenants. Notwithstanding anything to the contrary contained herein, no financial covenants incorporated by reference pursuant to the operation of this Section 6.12 shall continue after such financial covenants are no longer in effect in the document under which they were granted.

           6.13 Required Information Systems. The Servicer shall maintain and utilize (and cause CAI and each other permitted subservicer to maintain and utilize) at all times information systems capable of tracking the Leases, the Containers, Gross Lease Revenues and most direct operating expenses on a per unit basis, enabling such Person at all times to identify same by owner and lender/lessor.

           6.14 Notice of CAI Pooling Agreements. The Servicer shall require CAI to give to the Servicer notice promptly upon CAI's entering into pooling agreements (other than the CAI Agreement) with respect to the Containers managed by it. Upon receipt of any such notice, Servicer shall promptly forward a copy of such notice to the Agent.

           6.15 Monitoring and Enforcing CAI Agreement. The Servicer shall (i) monitor the compliance and performance of CAI under the CAI Agreement, (ii) notify the Purchaser, the Agent of any material non-compliance by CAI with the terms of the CAI Agreement, and (iii) at the direction of the Agent (acting at the direction of the Majority Lenders), enforce the rights of the Purchaser and the Agent, on behalf of the Lenders, under or with respect to, the CAI Agreement.

           6.16 Special Provisions. The Servicer agrees to comply with the provisions of Section 25 of the Credit Agreement mutatis mutandis.

           6.17 Delivery of Tape. The Servicer shall deliver to the Purchaser and the Agent by not later than the tenth Business Day after the end of each month (commencing with the month ended March 31, 2005) all of the information set forth below with respect to the Containers (such information, the "Tape") in electronic format, either via e-mail or on a compact disk (or such other format agreed to by the Agent) in a tab delimited file that can be opened in Microsoft ACCESS or EXCEL containing, with respect to the Containers, the following information as of the most recent month end: (i) the identification number for each Container, (ii) if then on-lease, the name of the lessee, the date of the related Lease and the amount of the monthly or periodic rent then payable, and (iii) if then off-lease, the name and location of the depot in which such Container is stored.

           6.18 Amendment to or Waiver of Lockbox Agreement and Intercreditor and Lockbox Administration Agreement. The Servicer will not amend, modify or waive any of its rights under the provisions of either the Lockbox Agreement or the Intercreditor and Lockbox Administration Agreement without the prior written consent of the Agent (acting at the direction of the Majority Lenders) in each instance; provided, however, the Intercreditor and Lockbox Administration Agreement may be amended from time to time without the consent of the Agent or any Lender in accordance with the provisions thereof in order to add additional owners and lenders thereto.

           6.19 Updates to Software Used in Container Management System. The Servicer shall promptly notify the Agent of any material changes to, or updates of, the software that has a material impact on the operation of the container management system of the Servicer from that identified in the officer's certificate delivered on the Third Restatement Date.

           6.20 Consent to Make Licensing Payments. Upon the occurrence of either an Event of Default or a Servicer Default, the Servicer hereby authorizes the Agent to make, on behalf of the Servicer and only to the extent that the Servicer has failed to make such payments when due, any and all recurring license or maintenance payments with respect to the software utilized to operate the container management system employed by the Servicer. If the Agent makes any such payment on behalf of the Servicer, the Servicer agrees to grant the Agent reasonable access to its container management system in order to monitor the Containers and the related Leases.

SECTION 7. SERVICER DEFAULT

          7.01 Servicer Default. The occurrence or existence of any of the events or conditions shall constitute a Servicer Default:

(i)	failure on the part of the Servicer to remit when due any payment or deposit required hereunder (including any deposit to the Trust Account required pursuant to Section 3.06 hereof) within five (5) Business Days of the time period so required;

(ii)	failure on the part of the Servicer to submit when due a Servicer's Report or an Asset Base Certificate and, in either such case, such failure continues for three (3) Business Days after the due date thereof;

(iii)	failure on the part of the Servicer to submit when due any report or certificate required pursuant to the provisions of Section 5.01 or Section 6.04 hereof (other than those reports specifically referred to in clause (ii) above) and such failure continues unremedied for fifteen (15) days;

(iv)	failure on the part of the Servicer to observe or perform any covenant or agreement (other than those covenants or agreements that are otherwise specifically addressed in this Section 7.01) contained in any Loan Document, such breach or failure materially or adversely affects the rights of the Purchaser, the Agent or any Lender, and such breach or failure continues unremedied for a period of thirty (30) days after the earlier to occur of (A) the date on which an officer of the Servicer has actual knowledge of such failure or breach, and (B) the date on which written notice thereof requiring the same to be remedied shall have been given to the Servicer by the Purchaser, the Agent or any Lender;

(v)	any representation or warranty of the Servicer made in this Agreement, any other Loan Document or in any certificate, report, financial statement or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made, which inaccuracy would materially or adversely affect the rights of the Purchaser, the Agent or any Lender and, if such breach is capable of cure, such inaccuracy remains unremedied for a period of thirty (30) days after the earlier to occur of (A) the date any officer of the Servicer has knowledge of such incorrect representation, or (B) the date on which written notice thereof requiring the same to be remedied shall have been given to the Servicer by the Purchaser, the Agent or any Lender; provided, however, that the representations and warranties set forth in clauses (c), (d), (e), (i) and (j) of Section 2.01 shall not have the benefit of the thirty (30) day cure period set forth above;

(vi)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Servicer or the Parent Guarantor in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law (including, without limitation, any Insolvency Law), or (B) an involuntary decree or order adjudging the Servicer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Servicer or the Parent Guarantor under any applicable law (including, without limitation, any Insolvency Law), or appointing a custodian, receiver, liquidator, sequestrator or other similar official of the Servicer or the Parent Guarantor or of any substantial part of its property of either, or ordering the winding up or liquidation of the affairs of the Servicer and, in the case of either (A) or (B), such decree or order shall continue unstayed and in effect for a period of sixty (60) days;

(vii)	the commencement by the Servicer or the Parent Guarantor of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law (including, without limitation, any Insolvency Law), or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Servicer or the Parent Guarantor to the entry of a decree or order for relief in respect of the Servicer or the Parent Guarantor in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law (including, without limitation, any Insolvency Law) or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it either to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, sequestrator or similar official of the Servicer or the Parent Guarantor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the inability by the Servicer or the Parent Guarantor to pay its debts generally as they become due, or the taking of corporate action by the Servicer in furtherance of any such action or the filing of an involuntary petition in bankruptcy and the continuance of such petition undismissed for a period of sixty (60) consecutive days;

(viii)	the Tangible Net Worth of the Parent Guarantor and its Consolidated subsidiaries (measured as of the end of each fiscal quarter based on the most recent financial statements delivered pursuant to the terms of the Credit Agreement) is less than Three Hundred Million Dollars ($300,000,000);

(ix)	the occurrence of either of the following:

(A)	(i) a default by the Servicer has occurred and is continuing due to failure to make any payment when due (beyond the applicable grace period with respect thereto, if any) with respect to Indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), (ii) the Servicer shall have notice or actual knowledge of such default and (iii) either (A) the holder(s) of such Indebtedness have exercised remedies against the obligor (including limiting borrowings or advances) or have caused the Servicer to retain or employ a restructuring or crisis manager or specialist (other than the Parent Guarantor's independent public accountants or financial advisors) or (B) such default shall not have been (x) cured or (y) temporarily waived by the applicable holder(s) of such Indebtedness within twenty (20) Business Days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period; or

(B)	(i) any default by the Servicer has occurred and is continuing with respect to the observance or performance (beyond the applicable grace period with respect thereto, if any) of any agreement or covenant relating to Indebtedness, which individually or in the aggregate, exceed Twenty-Five Million Dollars ($25,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause such Indebtedness to become due prior to its stated maturity, (ii) the Servicer shall have notice or actual knowledge of such default and (iii) either (A) the holder(s) of such Indebtedness have exercised remedies against the Servicer (including limiting borrowings or advances for more than fifteen (15) Business Days) or have caused the Servicer to retain or employ a restructuring or crisis manager or specialist (other than the Parent Guarantor's independent public accountants or financial advisors), or B) such default shall not have been (x) cured or (y) temporarily waived by the applicable holder(s) of such Indebtedness within sixty (60) days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period; or

(x)	the ratio (measured as of the end of each fiscal quarter based on the most recent financial statements delivered pursuant to the terms of the Credit Agreement) of (i) Funded Debt to (ii) Tangible Net Worth, in each case for the Parent Guarantor and its Consolidated subsidiaries (measured as of the end of each fiscal quarter), shall exceed 4 to 1;

(xi)	the ratio (measured as of the end of each fiscal quarter based on the most recent financial statements delivered pursuant to the terms of the Credit Agreement) of (A) for the rolling four-quarter period ending on the last day of each calendar quarter, the sum of (i) Earnings Available for Fixed Charges, plus (ii) depreciation, to (B) Fixed Charges for such period, in each case for the Parent Guarantor and its Consolidated Subsidiaries, is less than 1.5 to 1;

(xii)	an Asset Base Deficiency exists, and such condition is not remedied within twenty (20) days;

(xiii)	except as permitted under this Agreement, the Servicer assigns its rights or obligations under this Agreement;

(xiv)	a Change of Control of the Servicer shall have occurred without the consent of Majority Lenders;

(xv)	the Servicer shall cease to be engaged in whole or substantially in whole in the container management business;

(xvi)	the occurrence of either of the following:

(A)	(i) a default by CAI or any of its Subsidiaries has occurred and is continuing due to failure to make any payment when due (beyond the applicable grace period with respect thereto, if any) with respect to Indebtedness which, individually or in the aggregate, exceeds Two Million Dollars ($2,000,000), (ii) the Servicer shall have notice or actual knowledge of such default and (iii) either (A) the holder(s) of such Indebtedness have exercised remedies against the obligor (including limiting borrowings or advances) or have caused CAI or any of its Subsidiaries to retain or employ a restructuring or crisis manager or specialist (other than CAI's independent public accountants or financial advisors) or (B) such default shall not have been (x) cured or (y) temporarily waived by the applicable holder(s) of such Indebtedness within ten (10) Business Days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period; or

(B)	(i) any default by CAI or any of its Subsidiaries has occurred and is continuing with respect to the observance or performance (beyond the applicable grace period with respect thereto, if any) of any agreement or covenant relating to Indebtedness, which individually or in the aggregate, exceed Two Million Dollars ($2,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause such Indebtedness to become due prior to its stated maturity, (ii) the Servicer shall have notice or actual knowledge of such default and (iii) either (A) the holder(s) of such Indebtedness have exercised remedies against CAI or any of its Subsidiaries (including limiting borrowings or advances for more than fifteen (15) Business Days) or have caused CAI or any of its Subsidiaries to retain or employ a restructuring or crisis manager or specialist (other than CAI's independent public accountants or financial advisors), or B) such default shall not have been (x) cured or (y) temporarily waived by the applicable holder(s) of such Indebtedness within sixty (60) days after the later of such default or the expiration of any applicable grace period and, in any event, with respect to any waiver, such default shall not have been permanently waived within ninety (90) days after the later of such default or the expiration of any applicable grace period; or

(xvii)	any breach of any covenant incorporated by reference by application of the provisions of Section 6.12 hereof.

           7.02 Termination. (a) If a Servicer Default (other than a CAI Servicer Default) shall have occurred and be continuing, the Agent shall, upon the written direction of the Majority Lenders, give written notice (the "Servicer Termination Notice") to the Servicer, the Purchaser and all Lenders of the termination of all (but not less than all) of the rights and, subject to the proviso, in the following sentence, obligations of the Servicer under this Agreement, the Lockbox Agreement (to the extent related to the Containers and the Leases, only to the extent related to the Containers) and the Intercreditor and Lockbox Administration Agreement (to the extent related to the Containers and the Leases, only to the extent related to the Containers). On the receipt by the Servicer of such Servicer Termination Notice, all of the rights and obligations of the Servicer under this Agreement, the Lockbox Agreement (to the extent related to the Containers and the Leases, only to the extent related to the Containers) and the Intercreditor and Lockbox Administration Agreement (to the extent related to the Containers and the Leases, only to the extent related to the Containers), including, without limitation, the Servicer's right hereunder to receive unaccrued Servicing Fees, shall cease and the same shall pass to and be vested in, and assumed by, the successor Servicer pursuant to and under this Agreement; provided, however, that no such termination shall affect (i) the obligation of terminated Servicer to cooperate in accordance with the provisions of Sections 7.02 and 7.04 hereof or (ii) any obligation of the Servicer under any such agreement that by its terms expressly survives such termination of the Servicer. Each of the successor Servicer and the Agent is hereby authorized and empowered to execute and deliver, on behalf of the terminated Servicer, as attorney-in-fact or otherwise, any and all documents and perform any and all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and assignment of any Lease and the related Containers or such passing, vesting or assumption or to cause Lessees to remit all future Lease Payments and other amounts due under any Lease to such account as shall be specified by the Agent, acting at the direction of the Majority Lenders.

           If the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to this Section 7.02, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.

           If a CAI Servicer Default shall have occurred and be continuing, then the Agent shall, upon the written direction of the Majority Lenders, given written notice ("CAI Termination Notice") to the Servicer, CAI and all Lenders of the termination of all (but not less than all) of the rights and obligations of CAI under the CAI Agreement as relates to the Containers then managed by CAI. On the receipt by CAI of such CAI Termination Notice, all of the rights and obligations of CAI under the CAI Agreement as relate to such Containers shall cease, and the Servicer shall, and shall cause CAI to cooperate with the Agent to, effect an orderly transition of the management of such Containers to a replacement Servicer acceptable to the Agent (acting at the direction of the Majority Lenders). Upon completion of such transition of such Container to any such replacement Servicer, any CAI Servicer Default shall be cured. If the Agent shall receive written direction from the Majority Lenders indicating that they do not presently request and will not at any time in the future request, the Agent to deliver the CAI Termination Notice, then the Agent shall deliver a notice to the Servicer to such effect and such CAI Servicer Default shall thereupon be waived.

          (b) Any termination of the Servicer pursuant to this Section 7.02 shall not affect any claims that the Purchaser any other Person may have against each terminated Servicer arising prior to the effective date of any such termination.

          (c) Upon receipt of request by the Agent, the terminated Servicer shall immediately deliver to the successor Servicer (or, in the case of the Stamping Leases, to a third party collateral agent reasonably acceptable to the Agent and each other secured party having an interest therein) the funds that were, or were required to be, in the Trust Account, the Leases and all related Lease documents (and any such funds that are received by the terminated Servicer subsequent to the delivery of the Servicer Termination Notice) and statements held by it under this Agreement, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement and the terminated Servicer shall account for all such funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the terminated Servicer.

          (d) Upon the occurrence of a Servicer Default, the Agent may, and at the direction of the Majority Lenders, shall, solicit bids from at least three Qualified Successors in order to ascertain the terms and conditions including, without limitation, the transition costs, on-going fees, and up-front inducement costs, under which such Qualified Successor would agree to service all or a portion of the Containers. The Agent shall select from the bids actually received the Qualified Successor which provides for the lowest optimum combination of (i) servicing fee, (ii) transition costs, (iii) inducement fees, and (iv) quality of services (which, in the case of clause (iv), shall be reasonably determined by the Agent (acting at the direction of the Majority Lenders)). The Person whose bid best incorporates the foregoing factors shall be referred to as the Low Cost Acceptable Provider.

           7.03 Waiver of Servicer Default. The written consent of the Majority Lenders must be obtained in order to waive any Servicer Default or any or all of its consequences. Upon any such waiver of a past default, such default shall cease to exist and be deemed to not have occurred, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

           7.04 Servicer to Cooperate. The Servicer agrees to cooperate with any successor Servicer, in effecting the termination and transfer of the responsibilities and rights of the Servicer, as the case may be, hereunder, and the transfer thereof, to the successor Servicer, including, without limitation, providing the Agent with reasonable access to its container management system for purposes of monitoring the Containers and the Leases, the preparation, execution and delivery of any and all documents and other instruments, the execution and delivery of assignments of Financing Statements, and the transfer to the successor Servicer for administration by it of all cash amounts which shall at the time be held by the Servicer or thereafter received with respect to the Leases including, without limitation, any such funds received in the Lockbox or the Lockbox Account that relate to the Containers or the Leases related to such Containers. The Servicer hereby agrees to transfer to any successor Servicer (or, in the case of the Stamping Leases, to a third party collateral agent reasonably acceptable to the Agent and each other secured party having an interest therein) copies of its electronic records and all other records, correspondence and documents relating to the Leases and Containers in the manner and at such times as the successor Servicer shall reasonably request and do any and all other acts or things necessary or appropriate to effect the purposes of termination. The Servicer hereby designates the successor Servicer its agent and attorney-in-fact to execute transfers of Financing Statements and any other filings or instruments which may be necessary or advisable to effect such transfer of the Servicer's responsibilities and rights hereunder; provided that all reasonable expenses relating to such actions shall be paid by the Servicer.

           If the Servicer is unable or unwilling to provide the Agent with reasonable access to the container management system, the Agent shall, at the request of the Majority Lenders, purchase, for the account of the Agent, licenses for the software currently used by the Servicer in the operation of its container management system; provided, however, that the Agent shall only be required to purchase such licenses if the use of such licenses will enable the Agent to track the Collateral in a more efficient manner than sources otherwise available to the Agent. Each Lender shall contribute ratably (based on their Commitments) to the cost of such license, and neither the Agent nor any Lender shall have any right of reimbursement of such amount from any of the Borrower, the Servicer or the Parent Guarantor.

           7.05 Notification to Lenders. Upon any such termination or appointment of a successor Servicer, the Agent shall give prompt written notice thereof to each Lender in the manner provided in the Credit Agreement.

           7.06 Remedies Not Exclusive. Nothing in the preceding provisions of this Section 7 shall be interpreted as limiting or restricting any rights or remedies which the Purchaser, the Agent, any Lender or any other Person would otherwise have at law or in equity on account of the breach or violation of any provision of this Agreement by the Servicer, including, without limitation, the right to recover full and complete damages on account thereof to the extent not inconsistent with Section 4.02 hereof, injunctive relief and specific performance.

           SECTION 8. ASSIGNMENT

           8.01 Assignment to Agent. It is understood that this Agreement and all rights of the Purchaser hereunder will be collaterally assigned by the Purchaser to the Agent, for the benefit of the Lenders, as provided in the Credit Agreement, and may be subsequently assigned, for the same purposes, by the Agent to any successor Agent or as otherwise provided in the Credit Agreement. The Servicer expressly agrees to each such assignment and agrees that all of its duties, obligations, representations and warranties hereunder shall be for the benefit of, and may be enforced by, the Agent, the Lenders and any successor to or assignee of the rights of any thereof under the Credit Agreement.

           8.02 Assignment by Servicer. Except as provided in Section 3.01(e) and Section 6.01, none of the rights or obligations of the Servicer hereunder may be assigned, transferred, encumbered, or sold, whether voluntarily or by operation of law, without the prior written consent of the Purchaser and the Agent (acting at the direction of the Majority Lenders). Any assignment, transfer, encumbrance or sale in violation of this Section 8.02 shall be null and void.

           8.03 Power of Attorney. The Servicer hereby grants to each of the Purchaser and the Agent, on behalf of the Lenders, the power as its attorney-in-fact limited in the event an Event of Default or a Servicer Default exists, to do any and all other acts as may be necessary or appropriate to effect the transactions contemplated in this Agreement, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement. Nothing in this Section 8.03 shall be interpreted, however, to relieve the Servicer of its responsibilities to execute and file (or cause to be filed) such Financing Statements as shall be necessary or appropriate to perfect or to preserve and protect the security interests created under the Credit Agreement.

           SECTION 9. MISCELLANEOUS

           9.01 Continuing Obligations. This Agreement shall continue in full force and effect until the date on which the Credit Agreement and the other Loan Documents have been discharged in accordance with its terms, each of the Notes and any other amounts due to any holder of the Notes pursuant to the terms of the Loan Document have been paid in full and all other Obligations have been fully satisfied.

           9.02 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES CONTAINED THEREIN. If any provision of this Agreement is deemed invalid, it shall not affect the balance of this Agreement. This Agreement has been delivered in the State of New York.

           9.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchaser, the Agent and the Lenders and the permitted successors and assigns of the Servicer.

           9.04 Modification. The terms of this Agreement shall not be waived, modified or amended except in writing executed by each of the Purchaser, the Servicer and the Agent (acting at the direction of the Majority Lenders).

           9.05 Notices. All notices and other communications given in connection with this Agreement shall be sufficient for every Person hereunder if in writing and telexed or telecopied (with a copy of the telexed or telecopied material sent to the recipient by overnight courier on the day of the telex or telecopy), mailed, first-class postage prepaid, sent by overnight courier, or hand delivered to, in case of the parties hereto, their respective addresses set forth on the signature page to this Agreement or to such other address as either party may specify to the other from time to time in accordance with this Section 9.05 or, in the case of the Agent, and the Lenders to such addresses as are provided in the Credit Agreement.

           9.06 Third Party Beneficiaries. The Agent, each Lender and each Credit Support Party (to the extent they have funded a Credit Loan previously held by a Conduit Lender) are express third party beneficiaries of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto.

           9.07 Waivers. No failure or delay on the part of the Purchaser, the Agent, or a Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

           9.08 Costs and Expenses. The Servicer will pay all reasonable expenses incident to the performance of its obligations under this Agreement and agrees to pay all reasonable out-of-pocket costs and expenses of the Purchaser, the Agent and any Lender, including fees and expenses of counsel, in connection with the enforcement of any obligation of the Servicer hereunder.

           9.09 Survival of Representations. The respective agreements, representations, warranties and other statements by the Servicer set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the Third Restatement Date.

           9.10 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to Section names or numbers are to such Sections of this Agreement.

           9.11 Independence of Covenants. All covenants and agreements in this Agreement shall be given independent effect so that if any particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Servicer Default or an Event of Default if such action is taken or condition exists.

           9.12 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another indenture, loan or debt agreement of the Purchaser or any Affiliate of the Purchaser. Any such indenture, loan or debt agreement may not be used to interpret this Agreement.

          9.13 Statements Required in Servicer's Certificate. Each Servicer's Certificate, Servicer's Report or Officer's Certificate with respect to compliance with a condition or covenant provided for in this Agreement shall include:

(i)	a statement that the Person making such certification has read such covenant or condition;

(ii)	a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iii)	a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

           9.14 Service of Process and Jurisdiction. EACH PARTY TO THIS AGREEMENT HEREBY (I) IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY (WITHOUT PREJUDICE TO THE RIGHT OF ANY PARTY TO REMOVE TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK) AND TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY BROUGHT BY ANY TRANSACTION PARTY OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, (II) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT, AND (III) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EXCEPT AS OTHERWISE PROVIDED BY APPLICABLE LAW, A FINAL JUDGMENT OBTAINED IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING REFERRED TO IN THIS PARAGRAPH SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER AS PROVIDED BY APPLICABLE LAW, A CERTIFIED OR TRUE COPY OF WHICH FINAL JUDGMENT SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF ANY INDEBTEDNESS OR LIABILITY THEREIN DESCRIBED. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL OR NATIONALLY RECOGNIZED COURIER SERVICE IN THE UNITED STATES AT THE ADDRESS TO WHICH NOTICES TO IT ARE TO BE GIVEN OR, IF DIFFERENT FROM SUCH ADDRESS, AT THE ADDRESS OF ITS PROCESS AGENT AS HEREINAFTER PROVIDED, AND TO RECEIVE SERVICE OF PROCESS AT ANY SUCH ADDRESS IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER AS TO WHICH IT SUBMITS TO JURISDICTION AS SET FORTH ABOVE, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY OR ITS SUCCESSORS OR ASSIGNS ONLY IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING.

           If a Process Agent shall at any time cease to be duly qualified to do business in the State of New York or cease to exist or maintain an office in the City of New York, the applicable party shall forthwith designate a successor Process Agent which maintains an office in the City of New York and shall give prompt notice of such designation to the other parties hereto. Each of the parties hereto hereby agrees that process against it may be served by delivery of service of process in any of the aforesaid actions, suits or proceedings to Interpool, Inc., 633 Third Avenue, 27th Floor, New York, New York 10017, Attn: President, fax: (212) 687-8403, and each party hereby designates and appoints its Process Agent as its attorney-in-fact to receive service of process in any action or proceeding with respect to any matter as to which it submits to jurisdiction as set forth above, it being agreed that service to the Process Agent shall constitute valid service on such party or its successors or assigns for the purposes contemplated hereby. Each party shall give prior written notice of any change in the address of its Process Agent and may, by prior written notice to the parties hereto, change the identity of its Process Agent.

           Each of the parties hereto agrees that its submission to jurisdiction and its designation of a Process Agent and consent to service of process by mail, as the case may be, set forth above is made for the express benefit of each other transaction party; provided, however, that nothing in this paragraph shall affect the right of any of such parties or their respective successors or assigns to serve legal process in any other manner permitted by law or affect the right of any of such parties or their respective successors or assigns to bring any action or proceeding against any other party or its property in the courts of other jurisdictions.

           9.15 WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY PARTY HERETO OR ANY OF ITS PROPERTY IS OR BECOMES ENTITLED AT ANY TIME TO ANY IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR OTHERWISE FROM ANY LEGAL ACTIONS, SUITS OR PROCEEDINGS, FROM SET-OFF OR COUNTERCLAIM, FROM THE JURISDICTION OR JUDGMENT OF ANY COMPETENT COURT, FROM SERVICE OF PROCESS, FROM EXECUTION OF A JUDGMENT, FROM ATTACHMENT PRIOR TO JUDGMENT, FROM ATTACHMENT IN AID OF EXECUTION, OR FROM EXECUTION PRIOR TO JUDGMENT, OR OTHER LEGAL PROCESS IN ANY JURISDICTION, SUCH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS AND ITS PROPERTY, DOES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND AGREES NOT TO PLEAD OR CLAIM, ANY SUCH IMMUNITY WITH RESPECT TO ITS OBLIGATIONS, LIABILITIES OR ANY OTHER MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF, SUBJECT, IN EACH CASE, TO THE PROVISIONS OF THE LOAN DOCUMENTS AND MANDATORY REQUIREMENTS OF APPLICABLE LAW.

           9.16 Currency. The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of an international financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Loan Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Loan Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Loan Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Loan Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Loan Documents.

           9.17 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

           9.18 Merger. This Agreement, and to the extent referenced herein, the Lockbox Agreement and the Intercreditor and Lockbox Administration Agreement, represent the entire agreement between the parties with respect to the subject matter hereof.

           9.19 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           9.20 Language of Notices and Documentation. Each party hereto expressly acknowledges and agrees that any notice or document required to be delivered pursuant to this Agreement or any other Loan Document shall be delivered in the English language.

           9.21 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

           9.22 NO NOVATION. NOTWITHSTANDING THAT THE ORIGINAL AGREEMENT, THE AMENDED AND RESTATED SERVICING AGREEMENT AND THE SECOND AMENDED AND RESTATED SERVICING AGREEMENT ARE HEREBY AMENDED AND SUPERCEDED BY THIS AGREEMENT AS OF THE THIRD RESTATEMENT DATE, NOTHING CONTAINED HEREIN SHALL BE DEEMED TO CAUSE A NOVATION OR DISCHARGE OF ANY EXISTING OBLIGATION OF THE SERVICER AND/OR THE PURCHASER UNDER ANY SUCH DOCUMENTS.

           IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Servicing Agreement as of the date and year first written above.

INTERPOOL LIMITED, as Servicer By:___________________________________________ Name:_________________________________________ Title:__________________________________________

Address:	211 College Road East Princeton, NJ 08540 Attn: Chief Financial Officer Telephone: (609) 452-8900 Facsimile: (609) 452-8211

INTERPOOL CONTAINER FUNDING, SRL By:___________________________________________ Name:_________________________________________ Title:__________________________________________

Address:	c/o Interpool Limited 211 College Road East Princeton, NJ 08540 Attn: Chief Financial Officer Telephone: (609) 452-8900 Facsimile: (609) 452-8211